Exhibit 99.1

Splash Beverage Group, Inc. (f/k/a Canfield Medical Supply, Inc.) Reports Second Quarter 2020 Results Including Impactful Increase in Sales Compared to Q2 2019; Highlights Ongoing Covid-19 Risk Factors

Fort Lauderdale, Florida--(Newsfile Corp. - August 17, 2020) - Splash Beverage Group, Inc. (OTC Pink: SBEV) ("The Company") announces today the filing of its second quarter 2020 Form 10-Q for the period ended June 30, 2020. The report was posted to OTC Markets on Thursday, August 13, 2020 and can be viewed here: Splash Beverage 10Q 2020 Q2 Report

The Q2 report highlights impactful increase in revenues, liquidity and capital resources as well as company strategy amidst COVID-19, alongside appointment of new management

Splash Beverage Group CEO Robert Nistico estimates the Company will have net sales between $750,000 to $1,000,000 for the 13-week third quarter ended September 30, 2020.

"We are thrilled with the progress the Company has made since completion of the merger," states Nistico. "I am confident we are well positioned for exponential growth in our growing portfolio of beverage brands and concepts toward an increase in market opportunities and overall shareholder value," states Nistico.

Q2 Business Highlights:

Company Name Change:

On July 2020, we received a Certificate of Good Standing from the State of Colorado. This certificate will allow us to change our name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc. a Colorado company. In July 2020, we received approval from FINRA to change the Company's name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc, trading under the symbol SBEV on OTC Markets.

Executive Appointments

The Company announced appointments of Beverage mavens Robert Nistico (CEO) and William Meissner (President and CMO) as officers of the Company, each with extensive experience in the industry.

•	Robert Nistico is a 26-year beverage industry veteran and was the fifth employee and VP/General Manager for Red Bull North America, where he led the start-up from zero sales to $1.45 billion. Robert is the founder and CEO of Marley Beverages and was responsible for framing out the long-term vision for the company. He also held executive positions with Diageo and Gallo. His experience has included direct and indirect sales management, strategic brand marketing, production, co-packing, packaging, budgeting, forecasting, profit and loss management, financial modeling, operations and logistics.
•	William Meissner is a proven leader with more than twenty years of success in growing consumer brand companies with both large multinational and medium sized entrepreneurial organizations. Prior to joining SBG, Meissner served as President and Chief Executive Office for Sweet Leaf and Tradewinds Tea, a premium beverage vertical designed to build emerging brands, Chief Executive Officer for Genesis Today, Inc. a leader in the organic nutritional supplements category, Chief Executive Officer of Tazza Pronto a joint venture between Distant Lands Coffee, Inc. and Caffita Systems SPA, Chief Executive Officer of Jones Soda, President of Talking Rain Beverages, Chief Marketing Officer of Fuze & NOS Beverages (Coca-Cola), Brand Director of SoBe Beverages (Pepsi-Co) and Nutritional Category Manager at Tetra Pak, USA Inc.

Letter of Intent to Acquire Copa Di Vino

Splash Beverage Group, Inc. (OTC Pink: SBEV), a holding company of leading portfolio of beverage brands, is pleased to announce that it has entered an Letter of Intent to possibly acquire James Martin's Copa Di Vino (www.copadivino.com), alongside a Joint Venture to drive the brand and its proprietary packaging technology to new heights. The acquisition of James Martin's Copa Di Vino is subject to the execution of a definitive agreement and appropriate financing, and there cannot be any assurance that such agreement will be executed.

SALT Naturally Flavored Tequila Now in Walmart Stores

Splash Beverage has awarded the distribution rights to SALT Naturally Flavored Tequila for Walmart to Republic National Distributing Company, with Splash Beverage approved for 570 locations to start.

FOLLOW SPLASH BEVERAGE ON TWITTER: @SplashBev

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About Splash Beverage Group, Inc.:

Splash Beverage Group specializes in manufacturing, distribution, sales & marketing of various beverages across multiple channels. SBEV operates in both the non-alcoholic and alcoholic beverage segments which they believe leverages efficiencies and dilutes risk.

SBEV believes its business model is unique as it ONLY develops/accelerates brands it perceives to have highly visible pre-existing brand awareness or pure category innovation.

TapouT is an international lifestyle brand that has been at the forefront of Mixed Martial Arts since its inception in 1997. TapouT beverages include a complete line of high-performance sports drinks. TapouT Performance and TapouT Hybrid both feature a 3-in-1 advanced performance formula that delivers hydration and cellular recovery benefits. TapouT performance drinks restore what the body loses through physical exertion with 12 key vitamins, 68 minerals and all 5 electrolytes.

For more information visit Tapoutdrinks.com

Salt Tequila is naturally flavored 100% blanco agave tequila with a clean and sweet taste. Grown, distilled and bottled in the region of Jalisco Mexico, each pristine bottle of Salt is the result of hard work, determination and countless blends. Salt Tequila offers a variety of naturally flavored tequilas to enhance the pleasure. These include Berry, Citrus and Salted Chocolate varieties.

For more information visit SaltTequila.com

Forward-Looking Statement

This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation inability to enter into a definitive agreement with respect to the proposed transaction or to complete the transactions contemplated by the non-binding term sheet, matters discovered by the parties as they complete their respective due diligence investigation of the other. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Contact Information:

Splashbeveragegroup.com
info@splashbeveragegroup.com
954-745-5815

SOURCE: Splash Beverage Group, Inc.

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